Exhibit 99.1

Brooke Credit Corporation Completes $52.3 Million Loan Securitization of Insurance Agency Loans

          OVERLAND PARK, Kan., Aug. 2 /PRNewswire-FirstCall/ -- Michael Lowry, president and chief executive officer of Brooke Credit Corporation, the finance company subsidiary of Brooke Corporation (Nasdaq: BXXX), announced the issuance on July 31, 2006, of approximately $52.3 million in asset-backed securities through Brooke Securitization Company 2006-1, LLC. These securities are backed by commercial loans made to insurance agents.

          The securities were purchased by a single institutional investor and carry an interest rate equal to the New York Prime Rate, as compared to a weighted average interest rate on previously issued asset-backed securities of approximately eight basis points above the New York Prime Rate. The weighted average coupon rate of the commercial loans backing the securities issued is approximately 375 basis points above the New York Prime Rate, as compared to the weighted average coupon rate of 350 basis points above the New York Prime Rate on previously securitized loan balances.

          Unlike prior securitizations, no specific rating was required as part of the closing conditions and is not required post closing. As a result, the securities were issued unrated. If a rating is secured in the future on these securities, equal to the equivalent of a Standard and Poor’s Single “A” rating, a reduction in the interest rate to 125 basis points below the New York Prime Rate will occur at the time of such rating.

          Lowry stated, “This transaction represents our sixth securitization since April 2003, resulting in the issuance of approximately $187.7 million in asset-backed securities to date. I am pleased with the continued evolution of our securitization model.” Lowry also extended a special thanks to the company’s borrowers and noted their continued success makes evolution of the securitization model possible.

          About our company ... Brooke Credit Corporation is a subsidiary of Brooke Corporation (Nasdaq: BXXX) that originates loans to insurance agencies and related businesses. Brooke Credit’s loan portfolio balances totaled approximately $377.4 million on June 30, 2006. Loans have been mostly sold as individual loans to participating lenders or as pooled loans to investors through asset-backed securitizations.

          E-mail distribution. . . To receive electronic press release alerts, visit the “Investor Relations” section of the Brooke Corporation Web site at http://www.brookecorp.com and subscribe to our “E-mail Alerts” online.

          This press release contains forward-looking statements. All forward- looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: the uncertainty that the Company will achieve its short-term and long-term profitability and growth goals, uncertainties associated with market acceptance of and demand for the Company’s products and services, the impact of competitive products and pricing, the dependence on third-party suppliers and their pricing, its ability to meet product demand, the availability of funding sources, the exposure to market risks, uncertainties associated with the development of technology, changes in the law and in economic, political and regulatory environments, changes in management, the dependence on intellectual property rights, the effectiveness of internal controls, and risks and factors described from time to time in reports and registration statements filed by Brooke Corporation with the Securities and Exchange Commission. A more complete description of Brooke’s business is provided in Brooke Corporation’s most recent annual, quarterly and current reports, which are available from Brooke Corporation without charge or at http://www.sec.gov .

SOURCE  Brooke Corporation
          -0-                             08/02/2006
          /CONTACT: Anita Larson of Brooke Corporation, +l-913-661-0123, arsa@brookecorp.com /
          /Web site:  http://www.brookecorp.com /
          (BXXX)